Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Molina Healthcare, Inc. for the registration of $300,000,000 of its securities and to the incorporation by reference therein of our reports dated March 17, 2008, with respect to the consolidated financial statements of Molina Healthcare, Inc., and the effectiveness of internal control over financial reporting of Molina Healthcare, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Los Angeles, California
December 4, 2008